SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-31941


                               TELECORP PCS, INC.
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             (Exact name of registrant as specified in its charter)



                          1010 N. Glebe Road, Suite 800
                               Arlington, VA 22201
                                  (703)236-1100
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   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)



             Class A Voting Common Stock, par value $0.01 per share

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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


            Rule 12g-4 (a)(1)(i)  [x]   Rule 12h-3 (b)(1)(i)  [x]
            Rule 12g-4 (a)(1)(ii) [ ]   Rule 12h-3 (b)(1)(ii) [ ]
            Rule 12g-4 (a) (2)(i) [ ]   Rule 12h-3 (b)(2)(i)  [ ]
            Rule 12g-4 (a)(2)(ii) [ ]   Rule 12h-3 (b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice
date:              one
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Pursuant to the requirements of the Securities Exchange Act of 1934, TeleCorp
PCS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 15, 2002                  TELECORP PCS, INC.

                                         By: /s/ John D. South
                                             ------------------------
                                         Name: John D. South
                                         Title: Assistant Treasurer